INVESTMENT MANAGEMENT SERVICES AGREEMENT

         This Agreement dated as of December 1, 2002, is by and between IDS Life Variable Annuity Fund A (the "Fund") and American Express Financial Corporation ("AEFC").

         The Fund desires to avail itself of the investment management facilities available from AEFC and AEFC is willing to furnish such services as set forth in this Agreement.

         Therefore, it is mutually agreed:

ARTICLE I: INVESTMENT MANAGEMENT SERVICES

Section 1.1: AEFC shall manage the assets of the Fund by furnishing continuously an investment program, by determining what securities shall be purchased or sold, by directing the execution of the purchase and sell orders, and by determining what portion of the Fund's assets shall be held in cash. So long as this Agreement remains in effect, determinations so made by AEFC shall be binding on the Fund, if in compliance with the restrictions set forth in Section
1.3. AEFC will report to the Board of Managers (the "Board") at such times and in such detail as members of the Board may from time to time determine to be appropriate in order to permit the Board to determine the adherence of AEFC to the investment policies of the Fund.

Section 1.2: AEFC is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to prior authorization by the Board of appropriate policies and procedures, and subject to termination at any time by the Board, AEFC may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, to the extent authorized by law, if AEFC determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or AEFC's overall responsibilities with respect to the Fund and other accounts as to which AEFC exercises investment discretion. The Fund shall pay all brokerage commissions and charges in the purchase and sale of assets. It is specifically understood and agreed that broker-dealers affiliated with AEFC may participate in brokerage commissions generated by security transactions for the Fund, to the extent consistent with requirements of the Investment Company Act of 1940, as amended (the "1940 Act") and other applicable provisions of federal securities laws.

Section 1.3: The investment management furnished by AEFC will be in accordance with the general investment policies of the Fund as disclosed to AEFC from time to time by the Fund and as set forth in its prospectus and registration statement filed with the Securities and Exchange Commission, and the provisions of applicable federal and state laws.
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ARTICLE II:  COMPENSATION TO INVESTMENT MANAGER
Section 2.1: The fee for the investment management services shall be 0.4% on an annual basis of the net asset value of the Fund. The computation shall be made for each calendar day on the basis of net assets as of the close of the preceding business day. In the case of the suspension of the computation of net asset value, the fee for each calendar day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. Net assets as of the close of a full business day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

Section 2.2: The fee shall be paid on a monthly basis in cash within five business days after the last day of each month.

ARTICLE III:  MISCELLANEOUS
Section 3.1: The Fund recognizes that AEFC now renders and may continue to render investment advice and other services to other investment companies and persons which may or may not have investment policies and investments similar to those of the Fund and that AEFC manages its own investments and/or those of its subsidiaries. AEFC shall be free to render such investment advice and other services and the Fund hereby consents thereto.

Section 3.2: This Agreement shall not be invalidated or in any way affected by the fact that Board members, and/or shareholders of the Fund are or may be interested in AEFC or any successor or assignee thereof, as board members, officers, employees, agents, stockholders or otherwise; or that AEFC or any successor or assignee, is or may be interested in the Fund as shareholder or otherwise.

Section 3.3: It is understood and agreed that in furnishing the Fund with the services as herein provided, neither AEFC, nor any officer, board member or agent thereof shall be held liable to the Board, the Fund or its creditors or shareholders for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement. It is further understood and agreed that AEFC may rely upon information furnished to it reasonably believed to be accurate and reliable.

ARTICLE IV:  RENEWAL AND TERMINATION
Section 4.1: This Agreement shall continue in effect until November 30, 2004 or until a new agreement is approved by a vote of the majority of the outstanding shares of the Fund and by vote of the Fund's Board, including the vote required by (b) of this paragraph, and if no new agreement is so approved, this Agreement shall continue from year to year thereafter unless and until terminated by either party as hereinafter provided, except that such continuance shall be specifically approved at least annually (a) by the Board or by a vote of the majority of the outstanding shares of the Fund and (b) by the vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" shall have the same meaning as set forth in the 1940 Act.

Section 4.2: This Agreement may be terminated by the Fund at any time without penalty by giving AEFC 60 days' written notice of the intention to terminate. Such termination may be effected either by the Board or by a vote of the majority of the outstanding voting shares of the Fund.

Section 4.3: Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

Section 4.4: This Agreement shall terminate in the event of its assignment by AEFC, the term "assignment" for this purpose having the same meaning as set forth in the 1940 Act.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.


IDS LIFE VARIABLE ANNUITY FUND A


By /s/ Timothy V. Bechtold
   --------------------------
       Timothy V. Bechtold
       President and Chief Executive Officer

AMERICAN EXPRESS FINANCIAL CORPORATION


By /s/ Paula R. Meyer
   -------------------
       Paula R. Meyer
       Senior Vice President and General Manager- Mutual Funds